Exhibit 10.2

AMENDMENT TO

THE SECOND AMENDED AND RESTATED 9% SECURED PROMISSORY NOTE

DUE DECEMBER 31, 2016, MADE BY POKERTEK, INC.

AND HELD BY ARTHUR LOMAX

This Amendment to the Second Amended and Restated 9% Secured Promissory Note due December 31, 2016, made by the Company and held by Arthur Lomax (the “Note”), is entered into on April 28, 2014.

WHEREAS the parties wish to amend the terms of the Note.

NOW THEREFORE, the parties hereby agree as follows:

Section 4.2 of the Note is hereby amended and restated in its entirety to read as follows:

1.           4.2           Acceleration.  If an Event of Default occurs under Section 4.1(iv) or (v), or the Company enters into a Change in Control Transaction (as defined below), then the outstanding Principal of and accrued and unpaid interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.  If any other Event of Default occurs and is continuing, the Holder, by written notice to the Company, may declare the Principal of and interest on this Note to be due and payable immediately.  Upon any such declaration of acceleration, the Maturity Date shall be deemed to be the date of such acceleration and such Principal and interest shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and remedies hereunder and under the Purchase Agreement and Security Agreement whether at law or in equity.  The failure of the Holders to declare the Note due and payable shall not be a waiver of their right to do so, and the Holders shall retain the right to declare the Note due and payable unless they shall execute a written waiver.  For the purpose of this Section 4.2, a “Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(l) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) a change in the majority of the Board of Directors of the Company within a 24-month period unless the nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office on the date hereof.

2.           All other terms of the Note shall be unchanged.

IN WITNESS WHEREOF the parties have executed the Amendment as of the date first above written.

/s/ Arthur Lomax Arthur Lomax	POKERTEK, INC. By: /s/ Mark Roberson Mark Roberson, CEO